Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

REPORTS HIGHER NET EARNINGS COMPARED TO QUARTER ENDED MARCH 31, 2010

May 9, 2011	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended March 31, 2011.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended March 31, 2011, as compared to the three months ended March 31, 2010, includes:

•                  Quarterly operating income increased to $12.3 million from $11.0 million due principally to the following:

•                  Quarterly revenue increased to $39.1 million from $37.2 million due to increases in revenue at the Brownsville and Southeast terminals of approximately $1.2 million and $1.4 million, respectively, offset by decreases in revenue at the Midwest and River terminals of approximately $0.1 million and $0.6 million, respectively.

•                  Quarterly direct operating costs and expenses were consistent period over period at $14.6 million with decreases in direct operating costs and expenses at the Gulf Coast, River and Southeast terminals of approximately $0.3 million, $0.1 million and $0.2 million, respectively, offset by increases in direct operating costs and expenses at the Midwest and Brownsville terminals of approximately $0.2 million and $0.4 million, respectively.

•                  An increase in direct general and administrative expenses of approximately $0.3 million.

•                  An increase in depreciation and amortization expense of approximately $0.3 million.

•                  Quarterly net earnings increased to $11.3 million from $9.5 million due principally to the increase in quarterly operating income discussed above and an increase in the unrealized gain on our interest rate swap of approximately $0.8 million, offset by an increase in deferred financing expense of approximately $0.3 million.

•                  Net earnings per limited partner unit (basic) increased to $0.71 per unit from $0.62 per unit.

•                  The distribution declared per limited partner unit increased to $0.61 per unit for the three months ended March 31, 2011, as compared to $0.60 per unit for the three months ended March 31, 2010.

Distributable cash flow generated during the three months ended March 31, 2011 was $15.4 million compared to $15.0 million for the three months ended March 31, 2010.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Effective March 1, 2011, we acquired from TransMontaigne Inc. its Pensacola, Florida refined petroleum products terminal with approximately 270,000 barrels of aggregate active storage capacity for a cash payment of approximately $12.8 million. The Pensacola terminal provides integrated terminaling services principally to a third party customer.

On March 9, 2011, we entered into an amended and restated senior secured credit facility (the “Amended Facility”). The Amended Facility replaced our senior secured credit facility in its entirety and provides for a maximum borrowing line of credit equal to the lesser of (i) $250 million and (ii) 4.75 times Consolidated EBITDA (as defined: $333.9 million at March 31, 2011). In addition, at our request, the maximum borrowings under the facility can be increased up to an additional $100 million, in the aggregate, without the approval of the lenders, but subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. The Amended Facility matures on March 9, 2016.

Effective as of April 1, 2011, we entered into a joint venture with P.M.I. Services North America Inc. (PMI), an indirect subsidiary of Petroleos Mexicanos (Pemex), the Mexican state-owned petroleum company, at our Brownsville, Texas terminal (the “Brownsville joint venture”). We contributed approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities, to the joint venture in exchange for a cash payment of approximately $25 million and a 50% ownership interest.  PMI acquired a 50% ownership interest in the joint venture for a cash payment of approximately $25 million.  We are operating the joint venture assets under an operations and reimbursement agreement executed between us and the joint venture. The impact of forming this joint venture on our distribution coverage ratio is expected to be nominal over the long-term.  We continue to own and operate approximately 946,000 barrels of tankage in Brownsville independent of the joint venture.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended March 31,
	2011	2010
Firm Commitments:
Terminaling services fees, net:
External customers	$9,354	$8,547
Affiliates	19,793	20,805
Total firm commitments	29,147	29,352
Variable:
Terminaling services fees, net:
External customers	1,094	836
Affiliates	17	(108)
Total	1,111	728
Pipeline transportation fees	960	1,174
Management fees and reimbursed costs	471	540
Other	7,447	5,360
Total variable	9,989	7,802
Total revenue	$39,136	$37,154

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended March 31, 2011 was as follows (in thousands):

At March 31, 2011
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$4,828
1 year or more, but less than 3 years remaining	4,571
3 years or more, but less than 5 years remaining	19,347
5 years or more remaining	401
Total firm commitments for the three months ended March 31, 2011	$29,147

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved capital projects and future expansion, development and acquisition opportunities. We believe that we will be able to generate sufficient cash from operations in the future to fund our working capital requirements and our distributions to unitholders. We expect to initially fund our approved capital projects and our future expansion, development and acquisition opportunities with additional borrowings under our amended and restated senior secured credit facility, which replaced our existing senior secured credit facility effective March 9, 2011.  After initially funding expenditures for approved capital projects and future expansion, development and acquisition opportunities with borrowings under our amended and restated senior secured credit facility, we may raise funds through additional equity offerings and debt financing, which may include the issuance of senior unsecured notes.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our amended and restated senior secured credit facility.

•                  We funded our March 1, 2011 Pensacola terminal purchase with additional borrowings under our senior secured credit facility.

•                  We entered into our amended and restated senior secured credit facility on March 9, 2011, which provides for a maximum borrowing line of credit equal to $250 million.  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the amended and restated senior secured credit facility can be increased by up to an additional $100 million.  The amended and restated senior secured credit facility expires on March 9, 2016.  At March 31, 2011, our outstanding borrowings were $140 million.

•                  We used the $25 million in cash proceeds, received in April 2011 from the Brownsville joint venture, to pay down outstanding borrowings under our amended and restated senior secured credit facility.

•                  Management and the board of directors of our general partner have approved expansion capital projects with estimated completion dates that extend through August 31, 2011.  At March 31, 2011, the remaining capital expenditures to complete the approved expansion capital projects are estimated to range from $6 million to $9 million.  We expect to fund our expansion capital expenditures with additional borrowings under our amended and restated senior secured credit facility.

•                  We are currently exploring various acquisition, development, and joint venture opportunities some of which are substantial in size.  We may rely on future equity offerings and debt financings, in addition to our amended and restated senior secured credit facility, to fund these opportunities.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, May 9, 2011 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1085

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Monday, May 9, 2011 until 11:59 p.m. (ET) on Monday, May 16, 2011 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  202803

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which was filed on May 9, 2011 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	March 31, 2011	March 31, 2010
Income Statement Data
Revenue	$39,136	$37,154
Direct operating costs and expenses	(14,577)	(14,568)
Direct general and administrative expenses	(1,365)	(1,031)
Operating income	12,304	11,004
Net earnings	11,326	9,474
Net earnings allocable to limited partners	10,314	8,709
Net earnings per limited partner unit - basic	$0.71	$0.62

	March 31, 2011	December 31, 2010
Balance Sheet Data
Property, plant and equipment, net	$465,777	$452,402
Goodwill	16,243	16,232
Total assets	529,688	514,306
Long-term debt	140,000	122,000
Partners’ equity	346,965	344,816

Selected results of operations data for each of the quarters in the years ended December 31, 2011 and 2010 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Revenue	$39,136	$—	$—	$—	$39,136
Direct operating costs and expenses	(14,577)	—	—	—	(14,577)
Direct general and administrative expenses	(1,365)	—	—	—	(1,365)
Allocated general and administrative expenses	(2,616)	—	—	—	(2,616)
Allocated insurance expense	(823)	—	—	—	(823)
Reimbursement of bonus awards	(313)	—	—	—	(313)
Depreciation and amortization	(7,138)	—	—	—	(7,138)
Operating income	12,304	—	—	—	12,304
Other expense, net	(978)	—	—	—	(978)
Net earnings	$11,326	$—	$—	$—	$11,326

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenue	$37,154	$36,782	$37,499	$39,464	$150,899
Direct operating costs and expenses	(14,568)	(14,529)	(14,838)	(20,761)	(64,696)
Direct general and administrative expenses	(1,031)	(543)	(622)	(963)	(3,159)
Allocated general and administrative expenses	(2,578)	(2,578)	(2,578)	(2,577)	(10,311)
Allocated insurance expense	(796)	(796)	(796)	(797)	(3,185)
Reimbursement of bonus awards	(313)	(313)	(313)	(311)	(1,250)
Depreciation and amortization	(6,864)	(6,962)	(7,006)	(7,037)	(27,869)
Loss on disposition of assets	—	—	—	(765)	(765)
Impairment of goodwill	—	—	—	(8,465)	(8,465)
Operating income (loss)	11,004	11,061	11,346	(2,212)	31,199
Other expense, net	(1,530)	(877)	(977)	(573)	(3,957)
Net earnings (loss)	$9,474	$10,184	$10,369	$(2,785)	$27,242

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2011 through March 31, 2011

Net earnings	$11,326
Depreciation and amortization	7,138
Amounts due under long-term terminaling services agreements, net	(108)
Amortization of deferred revenue—projects	(1,104)
Payments received upon completion of projects	850
Reserve related to payments received upon completion of projects	(336)
Unrealized (gain) loss on derivative instrument	(686)
Deferred equity-based compensation	98
Distributions paid to holders of restricted phantom units	(28)
Cash paid for purchase of common units	(97)
Maintenance capital expenditures	(1,679)
“Distributable cash flow” generated during the period	$15,374

Actual distribution for the period on all common units and the general partner interest, including incentive distribution rights	$9,728

Distributable cash flow is not a computation based upon generally accepted accounting principles or GAAP.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which was filed on May 9, 2011 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

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